Photon Dynamics Reports Second Quarter of 2006 Earnings per Share of $0.15 ($0.21 Excluding Equity Based Compensation of $0.06) on Revenue of $50.3 Million

SAN JOSE, CA -- (MARKET WIRE) -- 04/26/2006 -- Photon Dynamics, Inc. (NASDAQ: PHTN), a leading global supplier of integrated yield management solutions for the flat panel display market, today reported financial results for the second quarter of fiscal 2006, ended March 31, 2006.

Revenue for the second quarter of fiscal 2006 was $50.3 million, a sequential increase of 21 percent from the $41.6 million reported in the first quarter of fiscal 2006 and a year-over-year increase of 99 percent compared to the $25.3 million reported for the same quarter a year ago.

Net income for the second quarter was $2.5 million, or $0.15 per diluted share, compared to net income for the prior quarter of $3.4 million, or $0.20 per share, and compared to net loss of ($10.3) million, or ($0.61) loss per share, for the same quarter in the year ago period.

For the six months ended March 31, 2006, net income was $5.9 million and earnings per diluted share was $0.34, compared to a loss of ($9.8) million and ($0.58) loss per share for the six months ended March 31, 2005.

The results include the impact from SFAS 123 (R) which the company adopted in the first quarter of fiscal 2006. The company included equity based compensation expenses of $1.0 million or $0.06 per diluted share after tax in its costs and operating expenses during the second quarter of fiscal 2006. Excluding equity based employee compensation expenses, net income would have been $3.5 million, and earnings per diluted share would have been $0.21 for the second quarter of fiscal 2006.

Income from continuing operations for the second quarter of fiscal 2006 was $2.2 million or $0.13 per diluted share, compared to $4.0 million or $0.24 per diluted share in the December 31, 2005 quarter and a loss from continuing operations of ($10.3) million or ($0.61) loss per share for the second quarter of fiscal 2005.

Second quarter non-GAAP net income was $3.7 million, or $0.22 per diluted share, excluding the impact of equity based compensation expenses, restructuring benefit, amortization of intangible assets, and income from discontinued operations, net of related tax. These results compare to non-GAAP net loss of ($9.9) million, or ($0.59) per diluted share, for the same quarter a year ago and non-GAAP net income of $5.5 million or $0.32 per diluted share for the fiscal first quarter. A reconciliation of these non-GAAP measures is provided after the GAAP financial statements below.

Photon Dynamics' financial position remained strong with cash, cash equivalents and marketable securities of $88 million. Cash declined slightly during the quarter due to an increase in accounts receivable during the quarter related to increased shipment levels.

Gross margin of 34.3% resulted from two major factors: product mix and the level of revenue from final acceptances received from customers. Lower margin repair business revenue accounted for 31% of total revenue for the quarter versus historical norms of 15-20% of revenue. In addition, the amount of revenue deferred during the quarter until final acceptance for shipments during the quarter greatly exceeded the amount recognized for systems shipped in previous quarters. This is significant because the revenue associated with final acceptance has a significantly higher than average gross margin.

Bookings for the second quarter of fiscal 2006 were $31.9 million and the company posted a backlog at the end of the quarter of $96.6 million. The company noted that bookings and backlog are not necessarily indicative of future revenue and that historically, bookings have fluctuated on a quarter-to-quarter basis. This trend may continue in the future.

"We had many significant accomplishments during the quarter," commented Jeffrey Hawthorne, CEO and President. "We shipped our first Generation 8 tester which is being installed and should be testing glass early in the current quarter. In addition, we made good progress in our cost reduction activities, especially in second source activities for key components."

Mr. Hawthorne continued, "The demand for capital equipment is particularly sensitive to LCD TV adoption and to customer investment timing. We now see all the major LCD manufacturers firming up their plans for Generation 8 factories. Based on our visibility at this point, we see strong activity in the second half of calendar 2006. We are uniquely positioned to benefit from the positive investment outlook given that we offer the customer the broadest line of yield management tools to assist in ramping to entitled yield."

Company Projections for Fiscal Year 2006 Third Quarter

The company estimates revenue for the third quarter of fiscal 2006 to be between $48 and $50 million, and net income per share to be between $0.22 and $0.25 including the impact of SFAS 123 (R).

Information Regarding Non-GAAP Financial Measures

Photon Dynamics provides non-GAAP net income and non-GAAP earnings per share data as additional information for its operating results. These measures are not in accordance with or an alternative for GAAP, and may be different from non-GAAP measures used by other companies. Photon Dynamics' non-GAAP net income and non-GAAP earnings per share exclude the effect of SFAS 123 (R), restructuring charge, amortization of intangible assets, and loss from discontinued operations. Because SFAS 123 (R) is a material, non-cash item, Photon Dynamics has also provided non-GAAP information excluding the impact of SFAS 123 (R) to provide more comparability with prior periods. Management excludes the effect of SFAS 123 (R) and other charges as indicated, because management does not believe that these charges are directly applicable to the core operating performance of Photon Dynamics. As a result, management excludes the effect of these charges for budgeting purposes, as well as for analyzing the underlying performance of Photon Dynamics. Management believes that although GAAP measures are important for investors to understand, providing investors with this non-GAAP measure provides investors additional important information to enable them to assess, in the way that management assesses, both the current and future operations of Photon Dynamics.

Earnings Conference Call

The company will host a quarterly conference call today at 4:30 pm EDT. To access the conference call in the U.S. or Canada, dial (866) 814-1913. For all international calls, dial (703) 639-1357.

A digital replay will be available on Photon Dynamics' website at www.photondynamics.com under 'presentation/conference call' in the 'investors' section of the website two hours after the conclusion of the conference until such time as Photon Dynamics issues a press release announcing its third quarter fiscal 2006 financial results.

A replay will also be available by phone call two hours after the conclusion of the conference from April 26 to May 10, 2006. You may access the telephone replay by dialing (888) 266-2081 or (703) 925-2533 and entering access code 882496.

About Photon Dynamics, Inc.

Photon Dynamics, Inc. is a leading global supplier of integrated yield management solutions for the flat panel display market. Photon Dynamics develops systems that enable manufacturers to collect and analyze data from the production line, and quickly diagnose and repair process-related defects, thereby allowing manufacturers to decrease material costs and improve throughput. Founded in 1986, Photon Dynamics is headquartered in San Jose, California with sales and customer support offices in Beijing, China; Seoul, Daejeon, Gumi, and Cheonan, Korea; Hsinchu, Tainan, and Taichung, Taiwan; and Tokyo and Tsu, Japan. For more information about Photon Dynamics, visit its website at www.photondynamics.com.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995

The statements in this press release relating to Photon Dynamics' estimated financial results for the third quarter of fiscal 2006 and Photon Dynamics' expectations for strong activity in the second half of calendar of 2006 and Generation 8 factory construction are forward-looking statements. These forward-looking statements are based on current expectations on the date of this press release and involve a number of uncertainties and risks. These uncertainties and risks include, but are not limited to: the current economic uncertainty, which may cause consumers to purchase products containing flat panel displays at a rate lower than Photon Dynamics and its customers expect, and therefore that could lead Photon Dynamics' customers to reduce investments in Photon Dynamics' products below that which Photon Dynamics projects until the markets become more certain; current economic conditions may cause an increase in competitive pricing pressures; and the risk of the introduction of competing products having technological and/or pricing advantages, which would reduce the demand for Photon Dynamics' products. As a result, Photon Dynamics' actual results may differ substantially from expectations. For further information on risks affecting Photon Dynamics, refer to the section entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations" under the caption " Factors Affecting Operating Results" in Photon Dynamics' Quarterly Report on Form 10-Q as filed on February 9, 2006 with the Securities and Exchange Commission. Photon Dynamics undertakes no obligation to update or revise any forward-looking statements whether as a result of new developments or otherwise.

PHOTON DYNAMICS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	March 31, 2006	September 30, 2005

ASSETS
Current assets:
Cash and cash equivalents	$19,600	$20,288
Short-term investments	68,713	72,738
Accounts receivable, net	38,523	27,067
Inventories	31,183	32,545
Other current assets	4,390	3,932
Total current assets	162,409	156,570
Land, property and equipment, net	17,805	19,366
Other assets	3,632	4,390
Intangible assets, net	2,460	3,205
Goodwill	153	153
Total assets	$186,459	$183,684

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$13,169	$13,005
Warranty	4,784	5,346
Other current liabilities	11,194	8,618
Deferred gross margin	5,393	13,113
Total current liabilities	34,540	40,082
Other liabilities	982	1,008
Commitments and contingencies	-	-
Shareholders’ equity:
Common stock, no par value	290,300	287,765
Accumulated deficit	(139,604)	(145,489)
Accumulated other comprehensive income	241	318
Total shareholders’ equity	150,937	142,594
Total liabilities and shareholders’ equity	$186,459	$183,684

PHOTON DYNAMICS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three Months Ended March 31,		Six Months Ended March 31,
	2006	2005	2006	2005

Revenue	$50,322	$25,326	$91,955	$61,965
Cost of revenue	33,069	18,768	55,451	41,549
Gross margin	17,253	6,558	36,504	20,416
Operating expenses:
Research and development	8,560	9,818	16,631	19,288
Selling, general and administrative	6,984	6,107	13,835	10,791
Restructuring charge (benefit)	(32)	-	30	-
Goodwill impairment charge	-	-	-	-
Impairment of purchased intangibles	-	-	-	-
Impairment of fixed assets	-	382	-	382
Loss on sale of fixed assets	-	-	-	-
Acquired in-process research and development	-	-	-	-
Amortization of intangible assets	373	398	745	795
Total operating expenses	15,885	16,705	31,241	31,256
Income (loss) from operations	1,368	(10,147)	5,263	(10,840)
Interest income and other, net	1,019	164	1,519	1,419
Income (loss) from continuing operations before income taxes and discontinued operations	2,387	(9,983)	6,782	(9,421)
Provision for income taxes	199	359	551	398
Income (loss) from continuing operations before discontinued operations	2,188	(10,342)	6,231	(9,819)
Income (loss) from discontinued operations	334	(4)	(346)	(10)
Net income (loss)	$2,522	$(10,346)	$5,885	$(9,829)
Income (loss) per share from continuing operations:
Basic	$0.13	$(0.61)	$0.37	$(0.58)
Diluted	$0.13	$(0.61)	$0.37	$(0.58)
Income (loss) per share from discontinued operations:
Basic	$0.02	$(0.00)	$(0.02)	$(0.00)
Diluted	$0.02	$(0.00)	$(0.02)	$(0.00)
Net income (loss) per share:
Basic	$0.15	$(0.61)	$0.35	$(0.58)
Diluted	$0.15	$(0.61)	$0.34	$(0.58)
Weighted average number of shares:
Basic	17,018	16,948	17,011	16,890
Diluted	17,077	16,948	17,062	16,890

PHOTON DYNAMICS, INC.
Reconciliation of GAAP to Non-GAAP Results
(In thousands, except per share data)
(Unaudited)

	Three Months Ended March 31,		Six Months Ended March 31,
	2006	2005	2006	2005

Non-GAAP Net Income (Loss)

GAAP net income (loss)	$2,522	$(10,346)	$5,885	$(9,829)
Stock-based employee compensation expense	1,141	-	2,002	-
Restructuring charge (benefit)	(32)	-	30	-
Amortization of intangible assets	373	398	745	795
Loss (income) from discontinued operations	(334)	4	353	10
Income tax effect of non-GAAP adjustments	6	-	(4)	-
Non-GAAP net income (loss)	$3,676	$(9,944)	$9,011	$(9,024)

Non-GAAP Diluted Net Income (Loss Per Share)

GAAP net income (loss) per share - diluted	$0.15	$(0.61)	$0.34	$(0.58)
Stock-based employee compensation expense	0.07	-	0.12	-
Restructuring charge (benefit)	(0.00)	-	0.00	-
Amortization of intangible assets	0.02	0.02	0.04	0.05
Loss (income) from discontinued operations	(0.02)	0.00	0.02	0.00
Income tax effect of non-GAAP adjustments	0.00	-	(0.00)	-
Non-GAAP net income (loss) - diluted	$0.22	$(0.59)	$0.53	$(0.53)

Shares used in basic shares calculation	17,018	16,948	17,011	16,890
Shares used in diluted shares calculation	17,077	16,948	17,062	16,890

Contacts:

Corporation:
Photon Dynamics
Maureen Lamb
(408) 360-3581
investor@photondynamics.com

Investors and Media:
Guerrant Associates
Laura Guerrant
(808) 882-1467
lguerrant@guerrantir.com